Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty TripAdvisor Holdings, Inc.:

We consent to the incorporation by reference in the following registration statements of Liberty TripAdvisor Holdings, Inc. of our reports dated February 19, 2020, with respect to the consolidated balance sheets of Liberty TripAdvisor Holdings, Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Liberty TripAdvisor Holdings, Inc.

Description	Registration Statement No.	Description
S-8	333-198649	Liberty TripAdvisor Holdings, Inc. Transitional Stock Adjustment Plan, as amended
S-8	333-198650	Liberty TripAdvisor Holdings, Inc. 2014 Omnibus Incentive Plan (Amended and Restated as of March 11, 2015), as amended
S-8	333-201011	Liberty TripAdvisor Holdings, Inc. 2014 Omnibus Incentive Plan (Amended and Restated as of March 11, 2015), as amended
S-8	333-233245	Liberty TripAdvisor Holdings, Inc. 2019 Omnibus Incentive Plan
S-8	333-235371	Liberty TripAdvisor Holdings, Inc. 2019 Omnibus Incentive Plan

/s/ KPMG LLP

Denver, Colorado
February 19, 2020